UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 8, 2009

HI-SHEAR TECHNOLOGY CORPORATION
(Exact name of Company as specified in its charter)

Delaware	001-12810	22-2535743
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

24225 Garnier Street, Torrance, CA  90505-5355
(Address of principal executive offices)

Company's telephone number, including area code:	(310) 784-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 7, 2009, the Company and United Space Alliance, LLC (“Alliance”) entered into a Settlement Agreement to settle the Company’s pending litigation with Alliance.   Pursuant to the agreement, the Company shall pay Alliance the sum of $1,600,000 in four separate installments of $400,000. The first payment will be made July 8, 2009 with the subsequent payments due on September 30, 2009, December 31, 2009 and March 31, 2010.  The Company shall deem satisfied its judgment against Alliance, and shall dismiss its currently pending actions against Alliance in the Florida court of appeal and the U.S. Supreme Court and its amended complaint against Pacific Scientific Energetic Materials Company in a related case pending in Brevard County, Florida.  The Settlement Agreement provides for mutual releases and resolves all ongoing disputes between the Company and Alliance.

The Company had previously accrued $3,275,000 associated with the litigation for its year ended May 31, 2008 in addition to interest of $153,000 through February 28, 2009.  The previous accruals will be reversed, the judgment amount of $58,000 against Alliance will be deemed satisfied, and the Company will recognize an increase to its operating income of approximately $1,770,000 for its quarter ended May 31, 2009.

As more fully described in the Company’s periodic reports filed with the Securities and Exchange Commission, the Company’s lawsuit against Alliance, filed in November 2000, alleged breach of contract, misappropriation of trade secrets and other claims in connection with the Company’s agreements to manufacture hardware.  In the ensuing jury trial conducted in the summer of 2005, the jury rendered a verdict in favor of Hi-Shear on one of its breach of contract claims, awarding damages of $57,781.  The jury found in favor of Alliance on the Company's remaining claims and Alliance's counterclaims but awarded no damages. In December 2006, the trial court determined that Alliance was entitled to recover from the Company its reasonable attorneys’ fees and costs relating to certain of its claims.  As of March 2008, Alliance sought reasonable attorneys’ fees of $2,900,000 and costs of $453,000.  In the year ended May 31, 2008, the Company accrued approximately $3,275,000 in attorneys’ fees and costs in addition to interest of $153,000 through February 28, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hi-Shear Technology Corporation

Date: June 8, 2009	by:	/s/ George W. Trahan
George W. Trahan
President, Chief Executive Officer and Chairman